Exhibit 99.1

West to Present at Upcoming Conferences

LIONVILLE, Pa., Sept. 12 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that management will be presenting at two upcoming conferences:

-- The CL King 2008 Best Ideas Conference at the Omni Berkshire Place Hotel in New York City. The presentation is scheduled for 1:45pm on Wednesday, September 17, 2008. An audio webcast will also be available live at that time. The replay of the audio portion will be available within 24 hours after the actual presentation time and will be available for 90 days.

-- The 2008 UBS Global Life Sciences Conference at the Grand Hyatt New York in New York City. The presentation is scheduled for 10:30am on Tuesday, September 23, 2008. A live audio webcast and a copy of the presentation will also be available at that time. The replay of the audio portion will be available within 3 hours after the actual presentation time and will be available for 30 days.

The audio webcasts and copies of the corporate presentation documents will be posted on the investor link of the Company’s website at www.westpharma.com.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Contacts:	Investors and Financial Media:
West Pharmaceutical Services, Inc.	FD
Michael A. Anderson	Evan Smith / Theresa Kelleher
Vice President and Treasurer	(212) 850-5600
(610) 594-3345	wst@fd.com